EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the annual report of Graphene & Solar Technologies Limited, on Form 10-K, filed on February 17, 2021, of our Report of Independent Registered Public Accounting Firm, dated January 21, 2020, on the consolidated balance sheet of Graphene & Solar Technologies Limited as of September 30, 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the year then ended and the related notes, which appear in the Form 10-K.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, UT

February 17, 2021